EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Marie Gehret, RF|Binder Partners
marie.gehret@rfbinder.com
T: 212-994-7554
C: 215-301-3869

Aftersoft Group Completes Revolving Credit and Term Loan Agreement

NEW YORK and LONDON, December 31, 2007 - Aftersoft Group Inc. (OTC Bulletin Board: ASFG), a leading supplier of software and services to the automotive aftermarket in the U.S., U.K. and Canada, today announced that it has successfully completed a Revolving Credit and Term Loan Agreement with ComVest Capital LLC, raising $6,000,000 in new funds for working capital and other general corporate purposes.

Under the agreement’s Credit Facility, the lesser of $1,000,000 or an amount based on eligible accounts and inventory will be available to Aftersoft through at least November 30, 2009. In connection with the Credit Facility, the Company has issued to ComVest a Revolving Credit Note of $1,000,000, bearing interest at the greater of 9.5 percent or the prime rate plus 2 percent.

Under the Term Loan Agreement, the Company has issued to ComVest a $5,000,000 Convertible Term Note with a final maturity of November 30, 2010. The Term Note bears interest at 11 percent and is initially convertible into shares of Aftersoft Group common stock at $1.50 per share. In connection with the Loan Agreement, Aftersoft also has issued warrants to ComVest to purchase a total of 4,083,333 shares of Aftersoft common stock, at exercise prices ranging from $0.3125 to $0.39 per share, through December 31, 2013. Further details about the financing are available in the Form 8-K Report filed today with the Securities and Exchange Commission.

Ian Warwick, Chairman and CEO of Aftersoft Group, said, “We have successfully completed a complex financing agreement in a difficult market environment, which reflects the value, stability and growth potential of Aftersoft’s diverse businesses in the automotive aftermarket. Our management team can now turn its full attention to building those businesses, with the ultimate goal of duplicating in the U.S. and other markets the growth and success we have achieved in the U.K. In addition, we can now accelerate our efforts to complete the spin-off of Aftersoft from Auto Data Network.”

About Aftersoft Group Inc.
Aftersoft Group, Inc. (OTC Bulletin Board: ASFG.OB) is a supplier of ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. Aftersoft Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit www.aftersoftgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).